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As filed with the Securities and Exchange Commission on September 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ENDOCARDIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1724963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108
(651) 523-6900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James W. Bullock President, Chief Executive Officer 1350 Energy Lane, Suite 110 St. Paul, Minnesota 55108 (651) 523-6900 Fax: (651) 644-7897	Copy to:	Robert A. Kuhns, Esq. Dorsey & Whitney, LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402-1498 (612) 340-2600 Fax: (612) 340-8738
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value(2)	1,732,029 Shares	$5.33	$9,231,715	$746.85

(1)
Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on September 8, 2003 as reported on the Nasdaq National Market.

(2)
Includes corresponding rights to acquire shares of Endocardial Solutions, Inc. preferred stock pursuant to the Rights Agreement, dated as of August 25, 1999, between Endocardial Solutions, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.)

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	Subject to Completion, dated September 10, 2003

ENDOCARDIAL SOLUTIONS, INC.

1,732,029 Shares
Common Stock

        Shares of common stock, par value $.01 per share, of Endocardial Solutions, Inc. are being offered by this prospectus. The shares covered by this prospectus consist of 1,732,029 shares of common stock held by some of our current stockholders that were acquired in a private placement of our common stock. The shares will be sold or otherwise disposed of from time to time by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "ECSI." On September 8, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $5.42 per share.

        Investment in our common stock involves a number of risks. See section titled "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108
(651) 523-6900

The date of this prospectus is                        , 2003.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors," and including the documents incorporated by reference.

Our Company

General

        We design, develop, and manufacture a minimally invasive system that maps and diagnoses, within the span of a few heartbeats, potentially fatal abnormal heart rhythms known as cardiac arrhythmias, and enables three-dimensional non-fluoroscopic navigation and positioning of electrophysiology catheters used to diagnose and treat cardiac arrhythmias. A normal heartbeat is the result of electrical impulses. When defects in the heart tissue interfere with the heart's normal electrical activity, cardiac arrhythmias develop, disrupting the heart's normal pumping action.

        Cardiac arrhythmias characterized by an abnormally fast heart rate (more than 100 beats per minute) are known as tachycardias, which can appear in various forms. Ventricular tachycardia, or VT, for example, occurs in the lower two chambers of the heart, or ventricles, and can prevent the heart from pumping adequate blood through the body. VTs frequently lead to serious complications, including sudden cardiac death. We estimate that VT currently afflicts approximately one million Americans. Additionally, approximately three to four million Americans who suffer from tachycardia have some form of supraventricular tachycardia, or SVT, which originates in the upper two chambers of the heart, or atria. Principal types of SVT include atrial tachycardia, atrial fibrillation and atrial flutter. Atrial fibrillation is the most common type of sustained arrhythmia and is characterized by contractions in an uneven and disorganized manner, causing the heart's upper chambers to quiver (fibrillate)—sometimes as fast as 600 to 1,000 beats per minute. While generally not life-threatening, SVTs cause the heart to overwork, often resulting in chest pain, fatigue and dizziness, and are a leading cause of stroke in the United States.

        Historically, electrophysiologists have had difficulty in, or have generally been unable to, adequately diagnose complex cardiac arrhythmias due to the limited capabilities of diagnostic technologies. We believe that our EnSite® System, which consists of our EnSite clinical workstation, the EnSite Array™ catheter and the EnSite NavX™ surface electrode kit, is a powerful diagnostic and navigation system that enables electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex cardiac arrhythmias, enables the three-dimensional non-fluoroscopic navigation and positioning of conventional linear electrophysiology catheters used to diagnose and treat cardiac arrhythmias, and provides electrophysiologists with important information designed to improve the selection of patient treatment options. The EnSite clinical workstation when used with the EnSite Array catheter is referred to in this prospectus as the "EnSite Array." The EnSite Array allows electrophysiologists to map both ventricular and atrial arrhythmias, and applies mathematical algorithms that we developed to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, three dimensional color display of the electrical activity in the heart chamber. The "virtual electrogram" function of the EnSite Array allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points, and is also capable of tracking and displaying the location and movements of catheters introduced into the heart chamber. The EnSite clinical workstation when used with the EnSite NavX surface electrode kit is referred to in this prospectus as "EnSite NavX". EnSite NavX allows electrophysiologists to visualize, display, navigate and track up to 64 electrodes on up to 8 linear catheters in any chamber of the heart.

        In 1998, we received the necessary approval to market the EnSite Array in the European Union for use in the right atrium and left ventricle of the heart. Distribution of the EnSite Array in Europe began in the second quarter of 1998. In 1999, we received clearance from the U.S. Food and Drug Administration to market the EnSite Array in the U.S. for diagnosis of complex arrhythmias in the right atrium of the heart, and we continue to work with the FDA for the purpose of extending their marketing approval to the other chambers of the heart. We received general approval to market the EnSite Array for cardiac mapping in Australia, Korea, Thailand, Malaysia, China and Hong Kong in 2000, and in Taiwan in 2001, as well as various countries in the Middle East. An exclusive distribution arrangement with Nihon Kohden, one of Japan's leading manufacturers, developers and distributors of medical electronic products, was established in 2001, and distribution of the EnSite Array will commence pending receipt of regulatory approval. In April 2003, we received clearance from the FDA to market EnSite NavX in the U.S. EnSite NavX is also approved for use in Europe and in all other geographies in which the EnSite Array is currently sold and distributed.

        EnSite NavX was developed, in part, using certain three-dimensional intracardiac positioning and navigation technology that we licensed from Medtronic, Inc. in January of 1998. Pursuant to the terms of this license agreement with Medtronic, we have the right to use the licensed technology for intracardiac mapping applications in the treatment of arrhythmias, and the term of the license extends until the expiration of the last of the patents on the technology, which patents begin to expire in 2015, unless extended.

Our Strategy

        The EnSite System represents a new technology for mapping arrhythmias and navigating catheters used for the diagnosis and treatment of cardiac arrhythmias. Our strategy is to establish the EnSite System as the leading tool for diagnosing arrhythmias and guiding the treatment of cardiac arrhythmias in the more than 1,200 electrophysiology laboratories worldwide. We believe that patients who suffer from complex cardiac arrhythmias that are difficult to diagnose, together with the availability of a cost-effective system that enables the precise three-dimensional, non-fluoroscopic visualization and navigation of a variety of linear electrophysiology catheters, provide significant market opportunities for our EnSite System. The key elements of our strategy are as follows:

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  Increase Clinical Awareness with Electrophysiologists.  With our multi-center clinical studies and the launch of the EnSite System in the United States, Europe, Canada, and various countries in the Asia Pacific region, we have established relationships with several leading electrophysiologists whom we expect will continue to promote market acceptance of the EnSite System. We have ongoing clinical research and educational relationships with several leading medical institutions in the United States, Europe and Taiwan to further enhance market acceptance of the EnSite System.

    We also continue to demonstrate the clinical efficacy of the EnSite System through the publication of the results of our post-market studies and at various scientific conferences, including those sponsored by the North American Society of Pacing and Electrophysiology, the American Heart Association, and the American College of Cardiology, and have a multitude of abstracts and peer-reviewed articles that have been published in various scientific journals.

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  Expand Technology and Clinical Applications.  We believe the EnSite Array can be extended from mapping complex arrhythmias such as atrial tachycardia in the right atrium, as currently cleared for marketing by the FDA, to mapping complex ventricular tachycardia and atrial fibrillation and flutter, all of which share similar complex characteristics such as multiple sites of origin in unpredictable locations, but which also tend to be more challenging from a mapping and treatment perspective. We believe EnSite NavX will be used in connection with a variety of cardiac arrhythmias, including atrial flutter, atrial fibrillation, av nodal re-entry and "Wolff-Parkinson-White" syndrome.

    In the U.S., human diagnostic devices are regulated under the federal Food, Drug and Cosmetic Act, and are subject to clinical testing mandated by the FDA before they will give clearance for marketing. The Food, Drug and Cosmetic Act provides two basic review procedures, including a shortened submission procedure under Section 510(k) whereby the manufacturer notifies the FDA of its intent to market the product and attempts to establish that the product to be marketed is substantially equivalent to another FDA-approved product. If a device does not qualify for the 510(k) procedure, the manufacturer must file a premarket approval application, which typically involves more clinical testing and a significantly longer FDA review process.

    We have already received approval to market the EnSite System in Europe and Canada for left ventricular use. In December 1998, we filed a premarket notification application with the FDA under Section 510(k) containing the results of our left ventricular multi-center clinical trials, but the FDA did not find substantial equivalence with other devices used in the ventricles based on initial clinical data. Following discussions with the FDA, in March 1999, we announced that our application for left ventricular use of the EnSite System would be submitted as a premarket approval application. Portions of the application have been submitted and approved, but we have not yet undertaken another clinical study for left ventricular use. We are still in discussions with the FDA regarding the best approach to obtain market approval for left ventricular use, which may include a revised 510(k) application.

    Medical research has shown that atrial fibrillation, the most common form of sustained arrhythmia, although possible to originate in the right atrium, most often originates in the left atrium. In January 2001, we received approval from the U.S. Food and Drug Administration for the use of our EnSite System in the left atrium in a multi-center clinical study for diagnosing arrhythmias, including atrial fibrillation. We began this study in the second quarter of 2001.

        We also continue to focus on the ability of our technology to improve the speed, accuracy, and cost-effective mapping of various arrhythmias, as well as improve the navigation and positioning of linear catheters used in diagnosing and delivering therapy for a variety of cardiac arrhythmias. We expect these improved mapping and navigation applications will benefit electrophysiologists in performing diagnostic and therapeutic procedures for an expanded patient population.

Recent Developments

        In August 2003, we received gross proceeds of $7,361,123 from a private placement to accredited investors of our common stock at $4.25 per share. Investors purchased a total of 1,732,029 shares in this private placement. Proceeds from this financing will be used for general working capital, including expenses associated with the release of new products and with new product research and development. In January 2003, we received gross proceeds of $8,516,750 from a private placement to accredited investors of our common stock at $2.75 per share. Investors purchased a total of 3,097,000 shares in this private placement. Proceeds from that financing were used for general working capital, including expenses associated with software and hardware product development, clinical studies, and the commercial introduction of the EnSite NavX product following our receipt of regulatory approval.

        We granted registration rights to the selling stockholders covering the resale of common stock issued to investors in these private placements. We are registering the shares issued in the August 2003 private placement on a Form S-3 Registration Statement, of which this prospectus forms a part, pursuant to which all of the shares or interests therein may be offered from time to time by the selling stockholders. The shares issued in the January 2003 private placement were registered on a Form S-3 Registration Statement in January 2003.

Our Address and Telephone Number

        We were incorporated in Minnesota in 1992 and reincorporated in Delaware in 1995. Our world corporate headquarters are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and our telephone number is (651) 523-6900. The address of our web site is www.endocardial.com. Our European subsidiary offices are located at Lambroekstraat 5, 1831 Diegem, Belgium, and its telephone number is (32).2.719.02.27. The address of our European subsidiary's website is www.endocardial.com/europe.

The Offering

Common stock offered by the selling stockholders	1,732,029 shares(1)
Common stock to be outstanding after the offering	21,433,042 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
Risk factors	See "Risk Factors" included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq National Market Symbol	ECSI

1.
Consists of 1,732,029 shares of common stock issued and outstanding.

2.
Based on the number of shares actually outstanding on August 6, 2003 and excludes 3,217,078 shares reserved for issuance under our 1993 Long-Term Incentive and Stock Option Plan, our Directors' Stock Option Plan and our 2003 Stock Incentive Plan, of which options to purchase 2,962,336 shares at an average option price of approximately $4.95/share have been issued and are outstanding.

RISK FACTORS

        An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You should also be aware that certain statements contained in this prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include the following risk factors:

Our success depends on the commercialization and market acceptance of the EnSite System

        The EnSite System is currently our only potential product, and our success depends entirely on the successful commercialization and market acceptance of the EnSite System. Problems in the following areas could materially impact the commercialization of the EnSite System:

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  research and development,

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  clinical testing,

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  regulatory submissions and approval,

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  product manufacturing and continued commercial growth,

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  marketing, or

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  product distribution.

        We began to generate revenue from the EnSite Array in the second quarter of 1998. We began to generate revenue from EnSite NavX in 2003. We cannot assure you that we will continue to derive revenues from the sale of the EnSite System sufficient to generate a substantial return on investment for our stockholders.

Our products are subject to regulatory approval before they may be marketed in the U.S. and abroad, and we may not obtain regulatory approval for use of the EnSite Array for all chambers of the heart

        The manufacture and sale of medical devices, including the EnSite System, are subject to extensive regulation in the United States, principally by the U.S. Food and Drug Administration and corresponding state agencies, and in other countries. In the United States, human diagnostic devices are regulated under the federal Food, Drug and Cosmetic Act, and are subject to clinical testing mandated by the FDA before they will give clearance for marketing. The Food, Drug and Cosmetic Act provides two basic review procedures, including a shortened submission procedure under Section 510(k) whereby the manufacturer notifies the FDA of its intent to market the product and attempts to establish that the product to be marketed is substantially equivalent to another FDA-cleared product. If a device fails to qualify for the 510(k) procedure, the manufacturer must file a pre-market approval application, which typically involves more clinical testing and a significantly longer FDA review process. During the third and fourth quarters of 1998, we submitted to the FDA two pre-market notification applications under Section 510(k) containing the results of our left ventricular and right atrium multi-center clinical trials. The FDA cleared the marketing of the EnSite Array for use in the right atrium of the heart in April 1999. Following discussions with the FDA, in March 1999, we announced that our FDA application for left ventricular use of the EnSite Array would be submitted as a pre-market approval application because the FDA did not find, based on initial clinical data, substantial equivalence with other devices used in the ventricles of the heart. We have submitted portions of our pre-market approval application that have been approved by the FDA. However, we may not be able to file a complete pre-market approval application with the FDA until we complete more clinical trials, but we have not yet undertaken another clinical study for use of the EnSite Array in the left ventricle.

We are still in discussions with the FDA regarding the extent of additional clinical trials that may be required and the best approach to obtain market approval for use of the EnSite Array in the left ventricle. In the meantime, we received FDA approval in January 2001 to conduct a left atrium multi-center clinical trial for the EnSite Array that we began in the second quarter of 2001. We received clearance from the FDA under Section 510(k) in April of 2003 to market the use of EnSite NavX in all chambers of the heart, and have received similar regulatory approvals to market EnSite NavX in Europe, as well as all other geographies in which the EnSite Array is currently sold and distributed.

        Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country, and approval for sale internationally may take more or less time than that required for FDA approval. Prior to clearance for marketing in Europe, the EnSite System was required to meet regulatory standards outlined in several directives administered by the European Union. In order to affix a CE Mark to the EnSite System, allowing it to be marketed in Europe, we followed the conformity assessment procedures applicable to our product classification and submitted a declaration of conformity. We have obtained CE Mark certification for the EnSite Array for use in the right atrium and left ventricle of the heart, allowing us to sell the EnSite Array in member countries of the European Union. We also have obtained CE Mark certification for EnSite NavX for use in all chambers of the heart. We may encounter significant costs and requests for additional information in our continuing efforts to obtain regulatory approvals for other clinical applications of the EnSite Array in Europe, and in other countries, which could substantially delay or preclude us from marketing our products for those clinical applications internationally. We have obtained regulatory approval to market and sell EnSite NavX in all other international geographies in which we have approval to market and sell the EnSite Array.

        Marketing approvals, if granted for some but not all chambers of the heart, require us to limit the indicated use of our EnSite Array. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. We will be required to follow FDA regulations regarding Good Manufacturing Practices and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with Good Manufacturing Practices and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. If we fail to comply with applicable regulatory requirements, we could be subjected to warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market approval, withdrawal of approvals and criminal prosecution.

        We cannot assure you that we will be able to obtain the necessary regulatory approvals on a timely basis or at all for future applications of the EnSite System. Delays in receipt of or failure to receive the approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could materially limit our ability to market the EnSite System and generate substantial revenue from additional sales of EnSite Array catheters and EnSite NavX surface electrode kits.

Clinical testing of our EnSite Array may not be completed in a timely manner or prove to be safe and effective in all chambers of the heart

        We have conducted clinical trials in the use of the EnSite Array in patients for ventricular tachycardia and supraventricular tachycardia in the United States and in Europe. In 1999, we received clearance from the FDA to market the EnSite Array in the U.S. for use in the right atrium of the heart, but we believe we will be required to conduct more clinical testing in the United States in order to support a pre-market approval application to the FDA for marketing approval for use of the EnSite Array in the left ventricle of the heart. In January 2001, we received FDA approval to also conduct a left atrium multi-center clinical trial that we began in the second quarter of 2001. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and we cannot assure you that patients can be enrolled in clinical trials on a timely basis. Further, we cannot assure you that use of our EnSite Array will prove to be safe and effective in clinical trials under United States or international regulatory guidelines for all chambers of the heart. As to be expected when performing delicate and invasive procedures involving the heart, we have at times experienced complications in our clinical trials. The clinical procedures employing the EnSite Array for diagnosis are often combined with other diagnostic catheters and procedures to treat the arrhythmia, and complications arising from such procedures are often pooled together because of the difficulty of determining which device or procedure is the true cause of any adverse event. Major complications, as defined by the FDA, that we have experienced during clinical trials of the EnSite Array requiring surgical repair and/or blood transfusion include: cardiac perforation (a puncture of the heart wall); myocardial infarction (heart attack); and hematoma (localized swelling resulting from a broken blood vessel). Additional clinical trials of the EnSite Array may identify significant technical or other obstacles to be overcome prior to obtaining approvals. We believe further clinical studies will be required in order to obtain clearance from the FDA to market the use of the EnSite Array in other chambers of the heart. If the EnSite Array does not prove to be safe and effective in clinical trials involving other chambers of the heart, our ability to market the EnSite Array, and generate substantial revenue from additional sales of EnSite Array catheters, EnSite NavX upgrades to the EnSite System, or EnSite NavX surface electrode kits, may be materially limited.

Our EnSite System assists electrophysiologists in the diagnosis and treatment of cardiac arrhythmias, and enables the non-fluoroscopic navigation and positioning of conventional linear electrophysiology catheters, but we depend on other companies to develop products to treat cardiac arrhythmias that will increase the usefulness of our EnSite System

        Current treatments for cardiac arrhythmias include therapeutic drugs, implantable defibrillators, implantable pacemakers or bi-ventricular stimulation devices, surgery and catheter ablation. We believe the EnSite System enables increased use of catheter ablation for treating both complex and "less complex" arrhythmias which, in turn, could increase the volume of use of our EnSite System. Catheter ablation is a procedure in which a physician inserts a catheter through a vein in the groin or neck and advances it into one or more chambers of the heart. While in contact with the internal wall of a heart chamber, a high radio frequency energy is applied through the tip of the catheter to deaden the heart tissue at the site causing the arrhythmia. Our EnSite System enables electrophysiologists to pinpoint the location within a heart chamber to be ablated and visualize and navigate the catheter to that spot. Because ablation treatment is relatively new, the long-term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating arrhythmias may not be known for several years. Catheter ablation devices require approval by the FDA, and we cannot assure you that a catheter ablation market will continue to develop. Moreover, we cannot assure you of the extent to which the EnSite Array is useful in diagnosing arrhythmias for treatment by catheter ablation products, and the extent to which EnSite NavX is useful in guiding and navigating conventional linear diagnostic and ablation catheters. We are not in the process of developing a catheter for ablation treatment and are entirely dependent upon other medical device companies to develop those devices. If a market for treating cardiac arrhythmias by catheter ablation does not continue to develop, our ability to market the EnSite System and generate substantial revenue from additional sales of EnSite Array catheters and EnSite NavX surface electrode kits may be limited.

Our products may be unable to diagnose or assist in the treatment of atrial fibrillation

        In addition to assisting the diagnosis and treatment of complex arrhythmias such as atrial tachycardia and ventricular tachycardia, we intend to apply the EnSite System to the diagnosis of atrial fibrillation. Atrial fibrillation is the most common type of sustained arrhythmia, and the ability to diagnose atrial fibrillation, and to navigate linear catheters during the diagnosis and treatment of atrial fibrillation, could lead to a significant market opportunity for us. However, we have conducted only limited clinical studies of our technology on patients suffering from atrial fibrillation. Although it is possible for atrial fibrillation to originate in the right atrium, medical research has shown that atrial fibrillation most often originates in the left atrium. In January 2001, we received clearance from the FDA to market the use the EnSite Array in the left atrium in a multi-center clinical study for mapping and diagnosing arrhythmias including atrial fibrillation. We may, however, be unable to successfully extend our EnSite Array technology to the mapping of atrial fibrillation or obtain regulatory approval to market any products developed using the technology to map atrial fibrillation. In April of 2003 we received clearance from the FDA to market the use of EnSite NavX in all chambers of the heart, including the left atrium. We have made, and expect to continue to make, research and development expenditures to extend the application of the EnSite System technology to the diagnosis of atrial fibrillation. We cannot assure you that we will realize any benefit from these expenditures.

        Atrial fibrillation is a complex disease and the subject of continuing research. The device therapies and techniques for diagnosing and treating atrial fibrillation presently available continue to develop and evolve, and the long-term effectiveness of such treatments are still unknown. Even if we are successful in extending our EnSite technology to map, diagnose, and navigate catheters used in the treatment of atrial fibrillation, we cannot assure you that these treatments for atrial fibrillation will prove effective over the long-term, or that the diagnostic and navigation capabilities of any of our EnSite products will continue to be utilized or prove to be effective for atrial fibrillation. As a result, the commercial market for the diagnosis and treatment of atrial fibrillation may not continue to develop for any of our current or future EnSite products. We have no present intention to develop any medical devices on our own for the treatment of atrial fibrillation.

Our products may not succeed in the market

        The commercial success of the EnSite System ultimately depends upon the number of diagnostic and therapeutic ablation procedures performed by electrophysiologists using the EnSite System. Our EnSite System may not gain any significant increased market acceptance among electrophysiologists, patients, health care insurers and managed care providers. Electrophysiologists and other physicians may elect not to recommend diagnostic or therapeutic procedures for any number of reasons, including safety and efficacy, the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. Broad use of the EnSite System also requires time-consuming training of electrophysiologists and electrophysiology lab staff, which also could adversely affect market acceptance.

We face significant industry competition

        The cardiac medical device market is highly competitive, and the EnSite System must compete with more established devices. Certain of our competitors are developing new approaches and new products for diagnosing and treating arrhythmias, including mapping systems that use single or multiple-point catheters that physically must come in contact with the heart wall in order to record electrical activity. Certain of our competitors have integrated product lines that include products for both diagnosis and ablation treatment of cardiac arrhythmias, which may afford them opportunities for product bundling and other marketing advantages. Many of our competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. Some of our competitors may achieve patent protection, regulatory approval or product commercialization more quickly than us, which may decrease our ability to compete.

Our products may become obsolete if we are unable to anticipate and adapt to rapidly changing technology

        The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. Alternative diagnostic systems or other discoveries and developments with respect to mapping cardiac arrhythmias, and navigating and positioning catheters used to diagnose and treat cardiac arrhythmias, may render our products obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than us to technological advances. If we fail to demonstrate the safety, benefit, efficacy, and cost-effectiveness of our products as compared to those of our competitors, or if we fail to develop new technologies and products or upgrade our existing products before our competitors, our ability to market our products and generate substantial revenues may be limited.

We depend on our patents and proprietary technology, which we may not be able to protect

        Our success will depend in part on our ability to obtain and maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing the intellectual property rights of others. The patent positions of medical device companies are uncertain and involve complex and evolving legal and factual questions. We cannot assure you that any of our pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage. We may discover that our technology infringes patents or other rights owned by others, and we cannot be certain that we were the first to make the inventions covered by each of our issued patents and our pending patent applications, or that we were the first to file patent applications for such inventions. In addition, we cannot assure you that our competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information or confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We may face intellectual property infringement claims which would be costly to resolve

        There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and our competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome is difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings declared by the United States Patent and Trademark Office, or the patent regulatory agencies of foreign jurisdictions, to determine the priority of inventions. Litigation or regulatory proceedings may also be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities to, or require us to seek licenses from or pay royalties to, others that may be substantial. Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

We have limited manufacturing experience necessary for high-volume manufacturing capacity

        We have limited experience manufacturing our products in the volumes that may be necessary for us to achieve significant growth in the commercial sales of our products. We may need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. We may encounter the following difficulties in scaling up production of our products:

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  problems involving production yields,

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  quality control and assurance,

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  component supply shortages,

  •
  shortages of qualified personnel,

  •
  compliance with U.S. and foreign regulations, or

  •
  the need for further U.S. or foreign regulatory approval of new manufacturing processes.

        Our manufacturing facilities will be periodically inspected by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, our operations must undergo "Good Manufacturing Practices" compliance inspections conducted by the FDA. We passed inspection of our facility and manufacturing processes by the FDA in the fourth quarter of 2001. We will also be required to comply with ISO 9001 Quality System requirements and CE Mark regulations in order to continue to sell our products in Europe. We received ISO 9001 Quality System Certification in August 1997. We began placing the CE Mark on the EnSite Array catheter and the EnSite clinical workstation in the second quarter of 1998. We began using the CE Mark on the EnSite NavX surface electrode kits in second quarter of 2003. If we fail to comply with Good Manufacturing Practices or ISO 9001 and CE Mark regulations in future audits, we may be required to modify our manufacturing policies and procedures. In addition, we may be required to stop all or part of our operations until we can demonstrate that appropriate steps have been taken to comply with the regulations.

We depend on a few suppliers for key components of our products

        We purchase components for the EnSite System from a variety of vendors. While it is our goal to be able to have multiple sources to procure these components, in some cases it is not economically practical to do so. While we do have some components that we currently obtain from a single source, such as the EnSite System computer from Silicon Graphics and EnSite NavX surface electrode kits from a division of Tyco, Inc., we are aware of alternate supply sources that could provide such components or products with minimal modification to the current versions of the EnSite System or EnSite NavX surface electrode kits. Additionally, we practice supply chain management and maintain safety stocks of critical components and products, and have put agreements in place with our key vendors to manage the availability of critical components and products. Despite our efforts to mitigate this risk, if our vendors are unable to provide an adequate supply of components or products in a timely manner, or if we are unable to locate qualified alternate vendors for components or products at a reasonable cost, the availability of some or all of our EnSite System products to our customers and our ability to generate substantial revenues could be materially limited.

Our sales and marketing efforts may not be successful

        We continue to gain experience in marketing and selling the EnSite System through a direct sales organization in the U.S., but we have limited experience in marketing and selling the EnSite System through a direct sales organization in parts of Europe, and through third-party distributors in other geographies in which the EnSite System is sold and distributed. We cannot assure you that we will be able to maintain a suitable sales force in the U.S. or abroad or enter into or maintain satisfactory marketing and distribution arrangements with others. Our sales and marketing efforts may not be successful.

We will need to carefully manage our expanding operations in order to achieve sustainable growth

        In order to achieve increased sales levels, complete clinical trials, prepare additional products for clinical trials, and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of research and development, manufacturing, quality assurance, and sales and marketing. As we expand our operations in these areas, the expansion likely will result in new and increased responsibilities for management. To accommodate any growth and compete effectively, we must implement and improve our information systems, procedures and controls, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

International operations will expose us to additional risks

        We are marketing and will continue to market and sell the EnSite System either through a direct sales force or through distributors in international markets, subject to our receipt of the requisite foreign regulatory approvals. We have distribution arrangements with approximately seventeen distributors in international markets, and currently retain all distribution rights in the United States and several countries in Europe. We cannot assure you that international distributors for our products will devote adequate resources to selling and servicing our products.

        Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could materially and adversely affect on our ability to market our products internationally. Our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which we operate or our products are sold. We may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations.

Our success may depend on the ability of health care providers to achieve adequate levels of third-party reimbursement

        Sales of our products will continue to depend largely on the availability of adequate reimbursement for diagnostic and therapeutic procedures for cardiac arrhythmias from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, our products are purchased primarily by health care providers such as doctors and hospitals who then seek reimbursement for the health care services provided to their patients. Specific to Medicare, the use of the EnSite Array or EnSite NavX is currently reimbursable under both inpatient and outpatient procedure scenarios. For inpatient procedures, the EnSite Array and EnSite NavX will most typically be reimbursed under Diagnosis Related Group 518. For outpatient procedures, both the EnSite Array and EnSite NavX is eligible for separate reimbursement in addition to the hospital's Ambulatory Payment Classification for cardiac three-dimensional mapping. Third-party payors are increasingly challenging the pricing of medical products and procedures they consider unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate to enable us to achieve or maintain market acceptance of our products or maintain price levels that exceed our costs of developing and manufacturing our products.

        The EnSite Array catheter and EnSite NavX surface electrode kits are being sold at a premium price compared to other single point catheters used in diagnostic, mapping, or catheter navigation procedures. In addition, an initial capital outlay is required for acquiring an EnSite clinical workstation

(unless such workstation is leased or rented pursuant to a third-party financing transaction). Assuming no increase in the level of reimbursement for electrophysiology procedures utilizing our products, we will continue to be required to justify the relative increased cost to the health care providers and payors of using the EnSite System. We will continue to be required to demonstrate the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure, reduced procedure times, and improved patient outcomes. The demonstration of these benefits may require us to conduct post-marketing clinical studies, which may be costly, lengthy, and may not provide the cost or clinical justification results we are seeking. Without adequate support from third-party payors, the market for our products may be severely limited.

        We are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on us. Reforms may include mandated basic health care benefits, limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies. We cannot predict whether any reform proposals will be adopted or what impact they may have on us.

        Reimbursement systems in international markets vary significantly by country and by region within some countries. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most international markets, there are private insurance systems as well as government managed systems. We cannot assure you that reimbursement for our products will be available in international markets under either government or private reimbursement systems.

Our products may expose us to costly litigation

        We may be exposed to product liability claims if a patient is adversely affected by our products. We currently carry product liability insurance covering our clinical trial operations with an aggregate limit of $5 million. We cannot assure you that our existing insurance coverage limits are adequate to cover any liabilities we might incur in connection with the distribution of our products. Although we obtained product liability insurance coverage in connection with the commercialization of the EnSite System, insurance may not continue to be available on commercially reasonable terms. In addition, insurance might not adequately cover any product liability claim.

We have a history of operating losses and expect future losses

        We have generated increasing revenue, but have sustained significant operating losses each year since our inception. We expect our losses to continue at least through the third quarter of 2003. We may never generate substantial operating revenues or achieve profitability. Our ability to generate revenues from operations and make a profit depends upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and our successful transition from a research and development company to a manufacturing and sales company.

We may be unable to meet our future capital requirements

        We may require substantial funds to meet our working capital requirements for expansion of sales and marketing, research and development, clinical trials, regulatory approval and manufacturing activities. In order to meet our funding needs, we may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may dilute current stockholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets or from other sources, may not be available when needed on attractive terms, if at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our plans for growth.

WHERE YOU CAN FIND MORE INFORMATION

        Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

        We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (including all filings prior to the effectiveness of this registration statement) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (as amended on Form 10-K/A filed April 10, 2003);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  our Current Reports on Form 8-K filed on January 6, 2003; January 9, 2003; February 5, 2003; April 17, 2003; and August 26, 2003 (as amended on Form 8-K/A filed August 27, 2003 and September 2, 2003);

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, dated March 12, 1997, and any amendment or report filed for the purpose of updating such description; and

  •
  the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated August 25, 1999, and any amendment or report filed for the purpose of updating such description.

        Upon written or oral request, we will provide to each person to whom a copy of this prospectus is delivered, at no cost, a copy of any of the documents that are incorporated by reference into this prospectus. You may request a copy of any of the above filings by writing or telephoning us at the following address:

James W. Bullock, President & Chief Executive Officer
or
J. Robert Paulson, Jr., Chief Financial Officer
Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, MN 55108
(651) 523-6900

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

SELLING STOCKHOLDERS

        We have agreed to register the resale of 1,732,029 shares of our common stock on behalf of the selling stockholders named below or their transferees. See "Plan of Distribution." The following table lists the selling stockholders and sets forth certain information regarding the beneficial ownership of common stock of each selling stockholder as well as the number of shares each selling stockholder may sell pursuant to this prospectus. No estimate can be given as to the amount of our common stock that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of our common stock and because there currently are no agreements, arrangements or understandings with respect to the sale or distribution of any of our common stock by the selling stockholders.

Name	Number of Shares Beneficially Owned(1)(2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)
Special Situations Private Equity Fund, L.P.(3)	517,648	517,648
Heartland Value Fund(4)	1,760,000	500,000
Capital Ventures International(5)	585,617	305,883
SF Capital Partners Ltd.(6)	735,295	235,295
Kopp Emerging Growth Fund(7)	2,135,703	173,203

Total	5,734,263	1,732,029

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
The table sets forth, to our knowledge, certain information about the selling stockholders as of August 25, 2003. Except as otherwise indicated, the number of shares owned represents less than 1% of our outstanding shares as of the date of this prospectus. Information about the beneficial ownership of our shares prior to this offering has been given to us by the selling stockholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling stockholder.

(3)
Represents 2.42% of our outstanding shares as of the date of this prospectus. MG Advisors, L.L.C. ("MG") is the general partner of and advisor to the Special Situations Private Equity Fund, L.P. ("SSF"). Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of SSF's portfolio securities.

(4)
Represents 8.21% of our outstanding shares as of the date of this prospectus. Includes 10,000 shares held in a separate account managed by Heartland Advisors, Inc., the investment advisor of the Heartland Value Fund.

(5)
Represents 2.73% of our outstanding shares as of the date of this Prospectus.

(6)
Represents 3.43% of our outstanding shares as of the date of this prospectus.

(7)
Represents 9.96% of our outstanding shares as of the date of this prospectus. Kopp Investment Advisors, Inc., the investment advisor to Kopp Emerging Growth Fund, may be deemed to beneficially own these shares.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, pledge, distribution to members or partners or other transfer after the date of this prospectus. The selling stockholders may sell or otherwise dispose of the shares of common stock or interests therein from time to time on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each disposition. The selling stockholders will offer and sell the shares to which this prospectus relates or interests therein for their own accounts. We will not receive any proceeds from the disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the selling stockholders' shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the selling stockholders' shares will be borne by the selling stockholders.

        The common stock may be sold in:

  •
  block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

  •
  exchange distributions in accordance with the rules of such exchange;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases.

        The common stock may also be sold through long or short sales of shares, put or call option transactions, swaps and other derivative transactions, cross trades, trades through market makers, trades not through market makers or established trading markets, direct sales through agents, loans or pledges of the shares, hedging or similar transactions, a combination of such methods, or by any other legally available means. In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling stockholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling stockholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

        All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required.

        We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act, and we or the selling stockholders may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the shares covered by this prospectus. The selling stockholders have severally agreed to indemnify us against certain liabilities, including those arising under the Securities Act.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

EXPERTS

        The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$747
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	5,000
Miscellaneous	1,253

Total	$10,000

        All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15. Indemnification of Officers and Directors

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII, Section 8.01 of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16. List of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No. 333-20677)).
4.2	Amended Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22233)).
4.3
Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22233) ).
4.4
Rights Agreement, dated as of August 25, 1999, between the Registrant and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, National Association) as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated August 25, 1999 (File No. 0-22233)).

5.1	Opinion of Dorsey & Whitney LLP regarding legality.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page).

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on September 10, 2003.

ENDOCARDIAL SOLUTIONS, INC.
By:	/s/ JAMES W. BULLOCK James W. Bullock President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James W. Bullock and J. Robert Paulson, Jr. his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign a Registration Statement on Form S-3 of Endocardial Solutions, Inc. (the "Company") and any and all amendments thereto, including post-effective amendments, for the sale of shares of the Company by certain selling stockholders, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and with such state securities commissions and other agencies as necessary; granting unto said attorneys-in-fact and agents, full power and authority to do and perform to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAMES W. BULLOCK James W. Bullock	President, Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2003
/s/ J. ROBERT PAULSON, JR. J. Robert Paulson, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2003
/s/ GRAYDON E. BEATTY Graydon E. Beatty	Director	September 10, 2003
/s/ ROBERT G. HAUSER Robert G. Hauser, M.D.	Director	September 10, 2003
/s/ RICHARD J. NIGON Richard J. Nigon	Director	September 10, 2003
/s/ JEAN-PAUL PELTIER Jean-Paul Peltier	Director	September 10, 2003

/s/ RICHARD D. RANDALL Richard D. Randall	Director	September 10, 2003
/s/ WARREN S. WATSON Warren S. Watson	Director	September 10, 2003
/s/ MARK T. WAGNER Mark T. Wagner	Director	September 10, 2003

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Dorsey & Whitney LLP regarding legality
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on signature page)

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. List of Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX